                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14 INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. *)

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /        Preliminary Proxy Statement
/ /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
           14a-12

                        WILLIS LEASE FINANCE CORPORATION
      -------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

      -------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
(1)        Title of each class of securities to which transaction
           applies:

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(2)        Aggregate number of securities to which transaction applies:

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(3)        Per unit price or other underlying value of transaction
           computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)        Proposed maximum aggregate value of transaction:

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(5)        Total Fee Paid:

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/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
(1)        Amount previously paid:

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(2)        Form, Schedule or Registration Statement No.:

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(3)        Filing Party:

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(4)        Date Filed:

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

                        WILLIS LEASE FINANCE CORPORATION

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 14, 1997

TO OUR SHAREHOLDERS:

    You are cordially invited to attend the 1997 Annual Meeting of Shareholders of WILLIS LEASE FINANCE CORPORATION (the "Company"), which will be held at the Park Hyatt Hotel, 333 Battery Street, San Francisco, California at 2:00 p.m. on May 14, 1997 for the following purposes:

    1.  To elect five directors to the Board of Directors;

    2. To consider and vote upon a proposal to ratify the selection of KPMG Peat Marwick LLP as independent public accountants for the Company for the fiscal year ending December 31, 1997; and

    3. To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

    These matters are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on April 4, 1997 as the record date for determining those shareholders who will be entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

    A quorum comprising the holders of the majority of the outstanding shares of Common Stock of the Company on the record date must be present or represented for the transaction of business at the Annual Meeting. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted.

    Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

                                          Sincerely yours,

                                          /s/ Charles F. Willis, IV

                                          Charles F. Willis, IV
                                          CHAIRMAN OF THE BOARD

April 16, 1997
Sausalito, California

              SHAREHOLDERS SHOULD READ THE ENTIRE PROXY STATEMENT
                   CAREFULLY PRIOR TO RETURNING THEIR PROXIES

                                PROXY STATEMENT
                                      FOR
                      1997 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                        WILLIS LEASE FINANCE CORPORATION

                           TO BE HELD ON MAY 14, 1997

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of WILLIS LEASE FINANCE CORPORATION (the "Company") of proxies to be voted at the 1997 Annual Meeting of Shareholders, which will be held at 2:00 p.m. on May 14, 1997 at the Park Hyatt Hotel, 333 Battery Street, San Francisco, California, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 1997 Annual Meeting of Shareholders. This Proxy Statement and the proxy card were first mailed to shareholders on or about April 18, 1997. The Company's 1997 Annual Report is being mailed to shareholders concurrently with this Proxy Statement. The 1997 Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

                         VOTING RIGHTS AND SOLICITATION

    The close of business on April 4, 1997 was the record date for shareholders entitled to notice of and to vote at the 1997 Annual Meeting of Shareholders. As of that date, the Company had 5,430,861 shares of Common Stock, no par value (the "Common Stock"), issued and outstanding. All of the shares of the Company's Common Stock outstanding on the record date, except for Treasury Stock, are entitled to vote at the 1997 Annual Meeting of Shareholders, and shareholders of record entitled to vote at the meeting will have one vote for each share of Common Stock so held with regard to each matter to be voted upon.

    Shares of the Company's Common Stock represented by proxies in the accompanying form which are properly executed and returned to the Company will be voted at the 1997 Annual Meeting of Shareholders in accordance with the shareholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the directors as described herein under "Proposal 1 Election of Directors" and FOR ratification of the selection of accountants as described herein under "Proposal 2 Ratification of Selection of Independent Public Accountants." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any shareholder has the right to revoke his or her proxy at any time before it is voted at the meeting. Election of directors by shareholders shall be determined by a plurality of the votes cast by the shareholders entitled to vote at the election present in person or represented by proxy. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

    The entire cost of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telegraph or special letter by officers and regular Company employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    A board of five directors will be elected at the 1997 Annual Meeting of Shareholders. The nominees for the Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for director listed below, unless instructions to the contrary are marked on the proxy. In the event that a nominee is unable or declines to serve as a director at the time of the 1997 Annual Meeting of Shareholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until the director's successor has been elected.

NOMINEES TO BOARD OF DIRECTORS

                           DIRECTOR
NAME                        SINCE    AGE
-------------------------  --------  ---
Charles F. Willis, IV....    1985    48
William L. McElfresh.....    1996    50
Ross K. Anderson.........    1996    54
William M. LeRoy.........    1996    54
Willard H. Smith, Jr.....    1996    59

    CHARLES F. WILLIS, IV is the founder of the Company, has served as President and a Director since its incorporation in 1985, and has served as Chairman of the Board of Directors since 1996. Mr. Willis has 30 years of experience in the aviation industry. He has provided a wide range of consulting services for the aviation industry, including fleet planning, cost of recertification estimation, assistance with purchase and lease documentation, appraisal of competing equipment and evaluation of financing proposals. From 1975 to 1985, Mr. Willis served as President of the Company's predecessor, Charles F. Willis Company, which purchased, financed and/or sold a variety of large commercial transport aircraft and provided consulting services to the aviation industry. During 1974, Mr. Willis operated a small business not involved in the aviation industry. From 1972 through 1973, Mr. Willis was Assistant Vice President of Sales at Seaboard World Airlines, a freight carrier. From 1965 through 1972, he held various positions at Alaska Airlines, including positions in the departments of flight operations, sales and marketing.

    WILLIAM L. MCELFRESH was named Executive Vice President of Strategic Development in February, 1997. Prior to that, he served as the Company's Executive Vice President-Marketing since 1989 and was named a Director of the Company in 1996. For approximately 28 years, Mr. McElfresh has been involved with commercial jet engine sales and support. From 1987 through 1989, he was a partner with Turbine Engine Support Co., Inc. and provided sales, brokerage, exchange and monitoring programs for aircraft engines and parts. As Vice President, Sales and Marketing for International Aircraft Support, Inc. from 1983 through 1987, Mr. McElfresh found and exploited new market opportunities for commercial jet aircraft engines and spare parts. From 1977 through 1983, he developed and managed the worldwide spares support and overall operations for the Power Accessories Division of TRW, Inc. From 1972 to 1983, he established a marketing program in Asia and Pacific island markets to support the growth for the new Component Repair Group of TRW, Inc., which manufactured the major aircraft engine components for Pratt & Whitney, General Electric and CFM International, S.A. From 1968 to 1972, he was an Aircraft Maintenance Officer in the United States Air Force assigned to VIP and NASA Operations Support. Mr. McElfresh holds a B.A. from the University of Kansas and an M.B.A. from Pepperdine University.

    ROSS K. ANDERSON has served as a Director of the Company since 1996. Since 1993, Mr. Anderson has been President and Chief Executive Officer of Astech Manufacturing, Inc. ("Astech"), an aerospace company manufacturing proprietary metal honeycomb products using high temperature alloys. Astech's principal customers include Boeing, Pratt & Whitney and General Electric for commercial aircraft engines. From 1991 to 1993, Mr. Anderson was employed at Teledyne Aircraft Group as Group Executive. From 1987 to 1991, Mr. Anderson served as President of Teledyne Picco. Mr. Anderson received his M.S. in Aeronautical Engineering from California Institute of Technology, his M.B.A. from Stanford Graduate School of Business and his B.S. from the United States Naval Academy.

    WILLIAM M. LEROY has served as a Director of the Company since 1996. In 1993, Mr. LeRoy established the LeRoy Accountancy Corporation, an audit firm specializing in the audits of employee benefit plans. From 1965 to 1993, Mr. LeRoy served in various positions at Ernst & Young LLP, an independent accounting firm, in the Chicago, San Jose and San Francisco offices including as audit partner responsible for the financial institution and leasing company practice in northern California. Mr. LeRoy received his M.B.A. from Golden Gate University and his B.S. in Accounting from Northern Illinois University. Mr. LeRoy was named a Director of the Company in 1996.

    WILLARD H. SMITH, JR. has served as a Director of the Company since 1996. From 1979 through 1995, Mr. Smith was employed at Merrill Lynch, Pierce Fenner & Smith Incorporated ("Merrill Lynch") and served as Managing Director since 1983 in their Equity Capital Markets Division. From 1992 through 1995, Mr. Smith's primary focus was the real estate investment trusts industry. His duties as Managing Director at Merrill Lynch included evaluating companies' structure and equity requirements, placing offerings with Merrill Lynch's retail and institutional client base, and assessing the market's demand for potential offerings. Mr. Smith is also a Board Member of the Cohen & Steers Realty Shares, Cohen & Steers Realty Income Fund, the Cohen & Steers Total Return Realty Fund, the Cohen & Steers Special Equity Fund, Inc., Essex Property Trust, Inc., Highwoods Properties, Inc. and Realty Income Corporation. Prior to joining Merrill Lynch, Mr. Smith worked at F. Eberstadt & Co. from 1971 to 1979. Mr. Smith received his B.S. in Business Administration, and B.S. in Industrial Engineering from the University of North Dakota in 1959 and 1960, respectively.

                         BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of two (2) meetings during the fiscal year ended December 31, 1996 (the "1996 fiscal year") after the Company's Initial Public Offering in September, 1996. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served.

    The Company has an Audit Committee and a Compensation Committee of the Board of Directors. There is no nominating committee or committee performing the functions of such committee.

    The Audit Committee meets with the Company's financial management and its independent public accountants to review internal financial information, audit plans and results, and financial reporting procedures. This Committee, which currently consists of William M. LeRoy, Chairman, Ross K. Anderson and Willard
H. Smith, Jr., held one meeting during the 1996 fiscal year.

    The Compensation Committee reviews and approves the Company's compensation arrangements for senior management and administers the Company's 1996 Stock Option/Stock Issuance Plan (the "1996 Plan"). This Committee, which currently consists of Ross K. Anderson, Chairman, William M. LeRoy and Willard H. Smith, Jr., did not hold any meetings during the 1996 fiscal year.

                             DIRECTOR REMUNERATION

    Non-employee members of the Board are each paid an annual fee of $10,000 and are reimbursed for all reasonable out-of-pocket costs incurred in connection with their attendance at such meetings. They also receive $1,000 for each meeting of the Board attended, and $500 for each committee meeting which they attend. Pursuant to the automatic option grant program under the 1996 Plan, each individual who first becomes a non-employee Board member after the effective date of the 1996 Plan is eligible to receive an option grant for 5,000 shares of Common Stock at an exercise price per share equal to 100% of the fair market value on the date of grant.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ELECTION OF ALL OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS.

                                   PROPOSAL 2
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of KPMG Peat Marwick LLP served as independent public accountants for the Company for the fiscal year ended December 31, 1996. The Board of Directors desires the firm to continue in this capacity for the current fiscal year. Accordingly, a resolution will be presented to the meeting to ratify the selection of KPMG Peat Marwick LLP by the Board of Directors as independent public accountants to audit the accounts and records of the Company for the fiscal year ending December 31, 1997, and to perform other appropriate services. In the event that shareholders fail to ratify the selection of KPMG Peat Marwick LLP, the Board of Directors would reconsider such selection.

    A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires to do so.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1997 by: (i) each person who is known to the Company to own beneficially more than five percent of the outstanding shares of the Company's Common Stock; (ii) each director; (iii) each officer listed in the Summary Compensation Table; and (iv) all directors and executive officers as a group.

                                        COMMON STOCK(1)
NAME AND ADDRESS OF BENEFICIAL  -------------------------------
OWNER                             SHARES    PERCENTAGE OF CLASS
------------------------------  ----------  -------------------
Charles F. Willis, IV (2).....   3,110,657(3)        57.3%

William L. McElfresh (2)......      39,718       *

Allan Nilsen (2)..............       7,500       *

Steven D. Oldenburg (2).......       7,685       *

John F. Votruba (2)...........       7,500       *

Elliot Fischer (2)............       8,530       *

Edwin F. Dibble (2)(4)........      29,315       *

Ross K. Anderson (2)..........       5,000       *

William M. LeRoy (2)..........       5,000       *

Willard H. Smith, Jr. (2).....       5,000       *

All directors and executive
 officers as a group (10
 persons).....................   3,225,905         59.4%

------------------------

*   Less than 1%

(1) Except as indicated in the footnotes to this table, the shareholders named in the table are known to the Company to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. The number of shares beneficially owned includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after March 31, 1997, including, but not limited to, upon the exercise of an option.

(2) The mailing address for each individual is c/o Willis Lease Finance Corporation, 180 Harbor Drive, Suite 200, Sausalito, CA 94965.

(3) All of the 3,110,657 shares are held by CFW Partners, L.P., a California Limited Partnership of which Charles F. Willis, IV holds a one percent (1%) interest as the sole general partner and of which he holds an eighty percent (80%) interest as a limited partner. A trust for the benefit of Mr. Willis' son holds the remaining nineteen percent (19%) interest as a limited partner.

(4) 16,136 of the shares were received in exchange for a minority interest in WASI, and are held by Mr. Dibble and his wife.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning the compensation earned by (i) the Company's Chief Executive Officer and (ii) each of the four other most highly compensated executive officers of the Company serving as such as of the end of the last fiscal year whose total annual salary and bonus exceeded $100,000 for the fiscal years ended December 31, 1996 and December 31, 1995. Such individuals will be hereafter referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG-TERM
                                                                                                   COMPENSATION AWARDS
                                                               ANNUAL COMPENSATION              -------------------------
                                                    -----------------------------------------   SECURITIES
                                                    FISCAL                       OTHER ANNUAL   UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                          YEAR     SALARY    BONUS    COMPENSATION    OPTIONS     COMPENSATION
--------------------------------------------------  ------   --------  --------  ------------   ----------   ------------

Charles F. Willis, IV                                1996     448,488   175,000
  Chief Executive Officer                            1995     577,704

William L. McElfresh                                 1996     150,833    63,265                  150,000
  Executive Vice President                           1995     116,000   134,892

John F. Votruba                                      1996     164,956    40,000                   30,000
  General Counsel                                    1995     141,908

Edwin F. Dibble                                      1996     100,000   264,615(1)                30,000
  Vice President--WASI                               1995     100,000    94,485(1)

Steven D. Oldenburg                                  1996      94,792    31,000     23,387(2)     30,000
  Senior Vice President                              1995      86,969(3)   30,000

------------------------

(1) Mr. Dibble's bonus is determined as a percentage of after-tax profits of WASI.

(2) Represents relocation expenses paid by the Company.

(3) Includes $73,995 in consulting fees paid by the Company to Mr. Oldenburg before he became an employee of the Company.

STOCK OPTIONS

    The following table sets forth information concerning the stock options granted by the Company during the 1996 fiscal year to the Named Executive Officers. No stock appreciation rights were granted during the 1996 fiscal year to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                   INDIVIDUAL GRANTS
                                                    -----------------------------------------------
                                                                  PERCENT                                 POTENTIAL
                                                                 OF TOTAL                              REALIZABLE VALUE
                                                                  OPTIONS                             AT ASSUMED ANNUAL
                                                    NUMBER OF     GRANTED                               RATES OF STOCK
                                                    SECURITIES      TO       EXERCISE                 PRICE APPRECIATION
                                                    UNDERLYING   EMPLOYEES    OR BASE                 FOR OPTION TERM(1)
                                                     OPTIONS     IN FISCAL   PRICE PER   EXPIRATION   ------------------
NAME                                                GRANTED(2)     YEAR      SHARE(3)       DATE        5%        10%
--------------------------------------------------  ----------   ---------   ---------   ----------   -------  ---------
Charles F. Willis, IV.............................
William L. McElfresh..............................   150,000                   $8.00      9/16/06     754,668  1,912,488
John F. Votruba...................................    30,000                   $8.00      9/16/06     150,934    382,498
Edwin F. Dibble...................................    30,000                   $8.00      9/16/06     150,934    382,498
Steven D. Oldenburg...............................    30,000                   $8.00      9/16/06     150,934    382,498

------------------------

(1) There is no assurance provided to the option holder or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the 5% and 10% assumed annual rates of compounded stock price appreciation.

(2) The options were granted under the Company's 1996 Stock Option/Stock Issuance Plan on September 17, 1996. Each option has a maximum term of 10 years measured from the grant date, subject to earlier termination upon the optionee's cessation of service with the Company. Each option will vest in four (4) equal annual installments generally measured from a year prior to the option grant date.

(3) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the Federal and state income and employment tax liability incurred by the optionee in connection with such exercise.

STOCK OPTION EXERCISES AND HOLDINGS

    The following table sets forth certain information with respect to the Named Executive Officers concerning shares of the Company's Common Stock subject to exercisable and unexercisable stock options which the Named Executive Officers held at the end of the 1996 fiscal year. No options or SARs were exercised by any Named Executive Officer during the 1996 fiscal year. Except to the extent of any limited stock appreciation rights awarded in connection with outstanding options, none of the Named Executive Officers held any stock appreciation rights at the end of that fiscal year.

                         FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED       IN-THE- MONEY OPTIONS AT
                                                    OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END(1)
                                                    ---------------------------   ---------------------------
NAME                                                EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------------------------  -----------   -------------   -----------   -------------
Charles F. Willis, IV.............................
William L. McElfresh..............................    37,500         112,500        182,813        891,213
John F. Votruba...................................     7,500          22,500         36,563        109,688
Edwin F. Dibble...................................     7,500          22,500         36,563        109,688
Steven D. Oldenburg...............................     7,500          22,500         36,563        109,688

------------------------

(1) Based on the fair market value of the shares at the end of the 1996 fiscal year ($12.875 per share) less the option exercise price payable for those shares.

                EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                        AND CHANGE-IN-CONTROL AGREEMENTS

    The Company presently has the following employment contracts in effect with the Chief Executive Officer and the other executive officers named in the Summary Compensation Table:

    CHARLES F. WILLIS, IV. Mr. Willis has agreed that his base salary for 1996 beginning July 1, 1996 and for 1997 will be at an annualized rate of $250,000 and that is maximum bonus for 1996 and 1997 will be $350,000.

    WILLIAM L. MCELFRESH. Mr. McElfresh has signed a five-year employment agreement with the Company. The agreement automatically renews for additional one year terms unless either party gives notice of nonrenewal six months prior to expiration of the current term. Mr. McElfresh's base salary is $150,000 per year, subject to adjustment by the Company's Board of Directors. Mr. McElfresh is entitled to receive bonuses under the Company's Incentive Compensation Plan.

    STEVEN D. OLDENBURG. Under an employment agreement that Mr. Oldenburg has signed with the Company, Mr. Oldenburg's annualized salary will be $125,000. The employment agreement sets forth a bonus schedule based on certain performance targets on the Company. The Company must provide Mr. Oldenburg with at least six months' notice prior to termination of his employment.

    JOHN F. VOTRUBA. Mr. Votruba provides legal services to the Company as an independent contractor, pursuant to a Legal Services Agreement, at a rate of $95.00 per hour. He is entitled to receive bonuses under the Company's Incentive Compensation Plan.

    In connection with an acquisition of the Company by merger or asset sale, each outstanding option held by the Chief Executive Officer and the other executive officers under the 1996 Plan will automatically accelerate in full and all unvested shares of Common Stock held by such individuals subject to direct issuances made under such plans will immediately vest in full, except to the extent such options are to be assumed by, and the Company's repurchase rights with respect to these shares are to be assigned to, the successor corporation. In addition, the Compensation Committee as Plan Administrator of the 1996 Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer or any other executive officer or the shares of Common Stock subject to direct issuances held by such individual, in connection with the termination of the officer's employment following a merger or asset sale in which: (i) these options are assumed, (ii) the Company's repurchase rights with respect to unvested shares are assigned, or (iii) certain hostile changes in control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the executive officers of the Company currently serves on the compensation committee of another entity or any other committee of the board of directors of another entity performing similar functions.

        REPORT OF THE COMPENSATION COMMITTEE AND THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is currently composed of three non-employee directors, Ross K. Anderson, Chairman, William M. LeRoy and Willard H. Smith, Jr., and was formed during fiscal year 1996 in anticipation of the Initial Public Offering of the Company's common stock.

    For most of the 1996 fiscal year, all compensation decisions with respect to the Company's executive officers were made by the Board of Directors. The Board made its decisions primarily on the basis of the Board's understanding of the compensation practices of similarly-sized companies in the industry and fixed the compensation package of each executive officer at level which was competitive with those practices. However, the Board did not take into account any actual compensation surveys or other compiled comparative compensation data for purposes of making an actual comparative analysis.

    Beginning with the last quarter of the 1996 fiscal year, the Compensation Committee administers the Company's compensation policies and programs and will have primary responsibility for executive compensation matters, including the establishment of the base salaries of the Company's executive officers, the approval of individual bonuses and bonus programs for executive officers and the administration of certain employee benefit programs. In addition, the Compensation Committee has exclusive responsibility for administering the Company's 1996 Stock Option/Stock Issuance Plan, under which stock option grants and direct stock issuances may be made to executive officers and other employees. The following is a summary of policies which the Compensation Committee intends to apply in the 1997 and subsequent fiscal years in setting the compensation levels for the Company's executive officers.

    GENERAL COMPENSATION POLICY. The objectives of the Company's executive compensation program are to motivate and retain current executives and to attract future ones. The Company's executive compensation program is designed to: (1) provide a direct and substantial link between Company performance and executive pay, (2) consider individual performance and accomplishments and compensate accordingly, and (3) determine the Company's position in the aircraft engine leasing labor market and be competitive in that labor market. The Company's intent is to position its executive pay levels at the median of comparable U.S. companies. To this end, the Company tracks executive pay levels against companies of similar size. The Committee also considers geographic location and companies that may compete with the Company in recruiting executive talent.

    FACTORS. The principal factors which the Compensation Committee will consider in establishing the components of each executive officer's compensation package for the 1997 fiscal year are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in setting executive compensation for future fiscal years.

    BASE SALARY. The base salary for each officer will be set on the basis of personal performance, the Compensation Committee's assessment of salary levels in effect for comparable positions with the Company's principal competitors, and internal comparability considerations. The weight given to each of these factors may vary from individual to individual, and the Compensation Committee will not rely upon any specific compensation surveys for comparative compensation purposes. Instead, the Compensation Committee will make its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent. Base salaries will be reviewed on an annual basis, and adjustments will be made in accordance with the factors indicated above.

    INCENTIVE COMPENSATION. For the 1996 fiscal year, the Board of Directors established an incentive compensation program pursuant to which each executive officer was eligible to earn a bonus on the basis of the achievement of certain Company and individual goals. The bonuses earned by each of the executive officers is set forth in the Summary Compensation Table which appears earlier in this Proxy Statement.

    LONG-TERM INCENTIVE COMPENSATION. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of the executive officers with those of the shareholders, and to provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The stock option plan encourages long term retention and provides rewards to executives and other eligible employees commensurate with growth in shareholder value. It is the Committee s practice to grant options to purchase shares at the market price on the date of grant with a term of up to ten years. The options granted to the Company s executive officers during fiscal 1996 will vest in four equal annual installments. Accordingly, the options will provide a return to the executive officer only if he remains in the Company's employ and the market price of the underlying shares of common stock appreciates.

    The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Committee also takes into account the number of unvested options held by the executive offer in order to maintain an appropriate level of equity incentive for that individual. However, the Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

    CEO COMPENSATION. The compensation payable to Mr. Willis, the Company's Chief Executive Officer during fiscal year 1996, was determined by the Board of Directors. His base salary was set at a level which the Board felt would be competitive with the base salary levels in effect for chief executive officers at similarly-sized companies within the industry. Based upon the Board's evaluation of the Company's performance and Mr. Willis' individual performance, the Board awarded Mr. Willis a bonus of $175,000 for the 1996 fiscal year. For the 1997 fiscal year, Mr. Willis' compensation package was set by the Compensation Committee on the basis of the compensation policy summarized in this report.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The compensation paid to the Company's executive officers for the 1996 fiscal year did not exceed the $1 million limit per officer, and it is not expected the compensation to be to the Company's executive officers for the 1997 fiscal year will exceed that limit. In addition, the Company's Stock Option Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under the Stock Option Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation.

    Submitted by both the Board of Directors and the Compensation Committee of the Company's Board of Directors:

                             Charles F. Willis, IV
                              William L. McElfresh
                                Ross K. Anderson
                                William M. LeRoy
                             Willard H. Smith, Jr.

PERFORMANCE GRAPH

    The following performance graph shows the percentage change in cumulative total return to a holder of the Company's Common Stock, assuming dividend reinvestment, compared with the cumulative total return, assuming dividend reinvestment, of the NASDAQ Stock Market-US Index and the NASDAQ Financial Index, during the period from September 18, 1996 through December 31, 1996.

                                                           PERIOD ENDING
                                                         ------------------
INDEX                                                    9/18/96   12/31/96
-------------------------------------------------------  -------   --------
Willis Lease Finance Corporation.......................    100       161
NASDAQ Stock Market-US.................................    100       113
NASDAQ Financial.......................................    100       116

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    RELATED PARTY TRANSACTIONS. In September 1993, the Company entered into a management agreement with T-4 Inc. ("T-4"), an entity owned by Mr. Willis, to provide administrative and management services for the relative cost of such services. For the years ended December 31, 1994 and 1995, the Company recognized $120,000 and $30,000 in management fee income under this agreement. At December 31, 1995, the Company wrote off its $30,000 receivable. Effective July 1, 1996, the Company purchased T-4 for a nominal cash amount.

    LOANS TO SHAREHOLDER. During 1994 and 1995, the Company made loans totalling $19,600 and $130,735, respectively, to Mr. Willis. Between January 1, 1996 and July 31, 1996 the Company made loans totalling $261,942 to Mr. Willis. The outstanding balance on loans from the Company to Mr. Willis was $355,018 as of December 31, 1993, $373,845 as of December 31, 1994, $481,789 as of December 31, 1995 and $743,731 as of July 31, 1996. Of such loans, $10,000 were represented by a promissory note that bears interest at 8% per annum. The remainder of such loans are non-interest bearing. Immediately prior to the consummation of the Initial Public Offering, the Company declared a cash dividend to Mr. Willis in the amount of approximately $952,000 in order to facilitate the repayment in full of the loans described above and to pay related income tax liabilities.

    CONTRIBUTION OF MINORITY INTEREST IN WASI. Upon consummation of the Initial Public Offering, Mr. and Mrs. Dibble contributed all of the shares of capital stock owned by them in WASI to the Company in exchange for 16,136 shares of Common Stock of the Company. The number of shares of Common Stock was determined by dividing $129,091 by the initial price to the public in the Initial Public Offering. The Company believes that this method of valuation was no less favorable to the Company than would otherwise have been received in a similar transaction with an unaffiliated third party.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) reports they file.

    Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 31, 1996 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be considered at the 1998 Annual Meeting of Shareholders must be received by the Company no later than January 5, 1998. The proposal must be mailed to the Company's principal executive offices, 180 Harbor Drive, Suite 200, Sausalito, California 94965. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                 OTHER MATTERS

    Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

    It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

                                          By Order of the Board of Directors,

                                          /s/ CHARLES F. WILLIS, IV
                                          Charles F. Willis, IV
                                          CHAIRMAN OF THE BOARD

April 16, 1997
Sausalito, California

                           WILLIS LEASE FINANCE CORPORATION
                                        PROXY
                         1997 ANNUAL MEETING OF SHAREHOLDERS

                                     May 14, 1997


             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Charles F. Willis, IV and John F. Votruba, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of WILLIS LEASE FINANCE CORPORATION held of record by the undersigned on April 4, 1997, at the 1997 Annual Meeting of Shareholders of the Company to be held on May 14, 1997, or at any adjournment thereof.



                                IMPORTANT: PLEASE DATE AND SIGN ON REVERSE SIDE





                               - FOLD AND DETACH HERE -


                                                                     X      Please mark your
                                                                            choice like this




                          FOR all nominees       WITHHOLD AUTHORITY
                          listed below (except   to vote for all
                          as marked to the       nominees listed
                          contrary below)        below

1.   ELECTION OF
     DIRECTORS

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL              I plan to attend the meeting.
NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

Charles F. Willis, IV
William L. McElfresh
Ross K. Anderson
William M. LeRoy
Willard H. Smith, Jr.


2.   To ratify the                   FOR    AGAINST      ABSTAIN              THE BOARD OF DIRECTORS
     selection of KPMG                                                     RECOMMENDS A VOTE FOR PROPOSAL
     Peat Marwick LLP as                                                   NOS. 1 AND 2. THIS PROXY, WHEN
     independent auditors                                                    PROPERLY EXECUTED, WILL BE
     of the Company.                                                       VOTED AS SPECIFIED ABOVE. THIS
                                                                               PROXY WILL BE VOTED FOR
                                                                             PROPOSAL NOS. 1 AND 2 IF NO
                                                                               SPECIFICATION IS MADE.


3.   In their discretion,                                                     PLEASE COMPLETE, SIGN AND
     the Proxies are                                                             DATE THIS PROXY AND
     authorized to vote                                                        RETURN PROMPTLY IN THE
     upon such other                                                              ENCLOSED ENVELOPE.
     matters as may
     properly come before
     the meeting.





Signature(s)______________________________________________________________________Date_____________________
Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies.
When shares are held by joint tenants, both should sign.  When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

                                - FOLD AND DETACH HERE -

